Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

PAYCHEX, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share, to be issued pursuant to the Paychex, Inc. 2002 Stock Incentive Plan	(1)	Other	704,240	$138.92	$97,833,020.80	0.0001531	$14,978.23

Total Offering Amounts:							$97,833,020.80		14,978.23
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$14,978.23

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Offering Note(s)

(1)	This Registration Statement on Form S-8 covers common stock, par value $0.01 per share (“Common Stock”), of Paychex, inc. (the “Registrant”) (i) authorized for issuance under the Paychex 2002 Stock Incentive Plan (as amended and restated, the “2002 Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issuable under the 2002 Plan by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

Amount registered represents 704,240 shares of Registrant’s Common Stock reserved for issuance under the 2002 Plan.

Amount of filing fee is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 8, 2025.